Exhibit 10.3

CREE, INC. NON-EMPLOYEE DIRECTOR STOCK COMPENSATION AND

DEFERRAL PROGRAM

ARTICLE I—INTRODUCTION

Cree, Inc. has established the Cree, Inc. Non-Employee Director Stock Compensation and Deferral Program to permit its non-employee directors to defer certain compensation paid to them as directors.

ARTICLE II—DEFINITIONS

When used in the Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01 Account:

The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant’s interest under the Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant’s Account shall consist of one Deferral Subaccount for each separate deferral under Section 4.01. The Plan Administrator may also establish such additional Deferral Subaccounts or subaccounts to a Deferral Subaccount as it deems necessary for the proper administration of the Plan. The Plan Administrator may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02 Act:

The Securities Exchange Act of 1934, as amended from time to time.

2.03 Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant in accordance with Section 4.02(c), as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death.

2.04 Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.05 Company:

Cree, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.06 Cree Organization:

The controlled group of organizations of which the Company is a part, within the meaning of Code Sections 414(b) and (c) and the corresponding regulations. An entity shall be considered a member of the Cree Organization only during the period it is one of the group of organizations described in the preceding sentence.

2.07 Deferral Subaccount:

A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral of Director Compensation, as adjusted in accordance with Section 5.03.

2.08 Director:

A member of the Board of Directors of the Company who is not treated by any member of the Cree Organization as an employee of the Cree Organization for payroll purposes.

2.09 Director Compensation:

The quarterly cash retainer amounts payable in cash by the Company to the Director for certain services performed during the applicable quarter as well as meeting fees payable in cash by the Company to the Director for certain meetings attended in the preceding quarter; provided that, any Deferred Compensation paid after the Plan Year in which it was earned shall in any event be subject to the deferral election applicable to the Plan Year in which the fees were earned.

2.10 Effective Date:

The Plan is hereby established effective January 1, 2010.

2.11 Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the percentage of his or her Director Compensation to be paid in Shares and whether payment of such Shares will be deferred, and, if so, the timing and form of his or her deferral payout, all pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms, as it deems appropriate from time to time.

2.12 ERISA:

The Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13 Fair Market Value:

The Fair Market Value of a Share on any date is the consolidated closing bid price for a Share as reported on The Nasdaq Stock Market (i) at the end of the regular trading session on the preceding business day if the transaction occurs before the end of the regular trading session on such date, or (ii) at the end of the regular trading session on such date if the transaction occurs after the end of the regular trading session on such date.

2.14 Fiscal Quarter:

Each fiscal quarter used by the Company for Securities and Exchange Commission reporting purposes.

2.15 Fiscal Year:

Each fiscal year used by the Company for Securities and Exchange Commission reporting purposes.

2.16 Key Employee:

The individuals identified in accordance with the principles set forth below.

(a) General. Any Participant who at any time during the applicable year is:

(1) an officer of any member of the Cree Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));

(2) a 5-percent owner of any member of the Cree Organization; or

(3) a 1-percent owner of any member of the Cree Organization having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b) Applicable Year. The Plan Administrator shall determine Key Employees as of the last day of each calendar year (the “determination date”), based on compensation for such year, and the designation for a particular determination date shall be effective for purposes of the Plan for the twelve month period commencing on April 1 of the next following calendar year (e.g., the Key Employees determined by the Plan Administrator as of December 31, 2009, shall apply to the period from April 1, 2010 to March 31, 2011).

2.17 Participant:

A Director with an Account. An active Participant is one who is currently deferring Director Compensation under Section 4.01.

2.18 Plan:

The Cree, Inc. Non-Employee Director Stock Compensation and Deferral Program set forth herein, as it may be amended and restated from time to time (subject to the limitations on amendments that are applicable hereunder).

2.19 Plan Administrator:

The Board of Directors of the Company or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. As of the Effective Date, the Board of Directors of the Company has delegated the responsibility for the administration of the Plan to the Compensation Committee of the Board of Directors, and the Compensation Committee has delegated responsibility for the operational administration of the Plan to the Company’s Stock Plan Manager. The Stock Plan Manager has the authority to re-delegate his or her responsibilities to other persons or parties. References in this document to the Plan Administrator shall be understood as referring to the Board of Directors, the Compensation Committee, the Stock Plan Manager, and those persons or parties to whom the Stock Plan Manager has delegated responsibilities, except to the extent expressly provided otherwise. All delegations made under the authority granted by this Section are subject to Section 7.06.

2.20 Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.21 Section 409A:

Code Section 409A and the applicable regulations and other guidance of general applicability issued thereunder.

2.22 Share:

One share of common stock, par value $0.00125 per share, of the Company, as such Share may be adjusted pursuant to the provisions of Section 6.01(c).

2.23 Separation from Service:

A Participant’s “separation from service” within the meaning of Section 409A. In the event the Participant also provides services to the Cree Organization other than as a Director, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

2.24 Unforeseeable Emergency:

A severe financial hardship to the Participant resulting from –

(a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B));

(b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance); or

(c) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Plan Administrator shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(3) and any guidelines that may be established by the Plan Administrator.

ARTICLE III—ELIGIBILITY AND PARTICIPATION

3.01 Eligibility to Participate:

(a) Eligibility. An individual shall be eligible to elect to receive Director Compensation in Shares and to defer receipt of such Shares under the Plan during the period that he or she is a Director hereunder.

(b) Active Participation. A Director shall become an active Participant on the effective date of the Director’s election under Subsection (a) pursuant to an Election Form submitted by the Director to the Plan Administrator under Section 4.01.

3.02 Termination of Eligibility to Defer:

An individual’s eligibility to participate actively in the Plan shall cease as soon as administratively practicable following the date he or she ceases to be a Director.

3.03 Termination of Participation:

An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV—DIRECTOR ELECTIONS REGARDING

FORM AND TIME OF PAYMENT

4.01 Elections:

(a) General. Each Director may elect in the manner described in Section 4.02 (i) to receive either 25%, 50%, 75% or 100% of his or her Director Compensation in Shares; and (ii) to defer the time of receipt of such Shares. Any such election shall apply to Director Compensation that is earned for services performed in the corresponding calendar year. When an individual first becomes a Director, he or she may only elect to defer the portion of his or her eligible Director Compensation for the calendar year in which he or she becomes a Director that is earned for services performed after the date of his or her election as a Director. Director Compensation that is deferred by a Director for a calendar year will be deducted for each payment period during the calendar year for which he or she has Director Compensation. Director Compensation paid after the end of a calendar year for services performed during such initial calendar year shall be treated as Director Compensation for services performed during such initial calendar year.

(b) Election Forms. To be effective, a Director’s Election Form must set forth the percentage of Director Compensation covered by the election, whether payment of such Shares will be deferred, and any other information that may be requested by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02.

4.02 Time and Manner of Deferral Election:

(a) Deferral Election Deadlines. A Director must make a deferral election for Director Compensation earned for services performed in a calendar year no later than December 31st of the immediately preceding calendar year (or any earlier date and time specified by the Plan Administrator). If such December 31st is not a business day, then the deadline for deferral elections will be the first business day preceding such December 31st. In addition, an individual who newly becomes a Director during a calendar year will have 30 days from the date the individual becomes a Director to submit an Election Form with respect to Director Compensation earned for Fiscal Quarters beginning in such calendar year after the date on which the Election Form is received by the Plan Administrator.

(b) General Provisions. A separate deferral election under Subsection (a) above must be made by a Director for each calendar year’s Director Compensation. If a properly completed and executed Election Form is not actually received by the Plan Administrator by the prescribed time in Subsection (a) above, the Director will be deemed to have elected not to receive any Director Compensation in Shares for the applicable calendar year and not to defer any Director Compensation for the applicable calendar year. Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than December 31st of the immediately preceding calendar year). Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted after the beginning of the applicable calendar year; provided that if a Participant receives a distribution on account of an Unforeseeable Emergency pursuant to Section 6.06, the Plan Administrator may cancel the Participant’s deferral election for the year in which such distribution occurs. If an election is cancelled because of a distribution on account of an Unforeseeable Emergency, such cancellation shall permanently apply to the deferral election for such calendar year, and the Participant will only be eligible to make a new deferral election for the next calendar year pursuant to the rules in Sections 4.01 and 4.02.

(c) Beneficiaries. A Participant may designate, on a form prescribed by the Plan Administrator, one or more Beneficiaries to receive payment of amounts credited to the Participant’s Account in the event of the Participant’s death; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator shall require from time to time. The Beneficiary designation must also be filed with the Plan Administrator prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and no effect. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Any Beneficiary designation submitted to the Plan Administrator that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

4.03 Time and Form of Payment:

A Director making a deferral election shall specify on his or her Election Form for a Deferral Subaccount either (i) a lump sum payment to be made on January 10th of the first, second, third, fourth or fifth Plan Year following the date of the Director’s Separation from Service, or (ii) annual installment payments to be made during the period beginning on January 10th of the first, second, third or fourth Plan Year following the date of the Director’s Separation from Service and ending on January 10th of the second, third, fourth or fifth Plan Year following the date of the Director’s Separation from Service. If a Director fails to affirmatively designate a time and form of payment on his or her Election Form for a Deferral Subaccount, the Director shall be deemed to have specified a lump sum payment to be made on January 10th of the first Plan Year following the date of the Director’s Separation from Service. If any such January 10 th is not a business day, the time of payment shall be deemed to mean the first business day following such January 10th.

ARTICLE V—INTERESTS OF PARTICIPANTS

5.01 Share Payments That Are Not Deferred:

If a Director elects to receive Director Compensation in Shares but does not elect to defer receipt of such Shares pursuant to Article IV, the amount of Director Compensation to be paid in Shares shall be converted into Shares after The Nasdaq Stock Market closes on the first business day following the announcement of the Company’s earnings results for the immediately prior Fiscal Quarter (or Fiscal Year, in the case of the August announcement) by dividing the amount of Director Compensation to be paid in Shares by the Fair Market Value of a Share on the conversion date, and the Shares shall be issued in accordance with the Director’s instructions as soon as practicable after the conversion date, but in any event no later than the end of the fiscal quarter that immediately follows the fiscal quarter in which the Deferred Compensation was earned. If the number of Shares to be distributed is not a whole number, the number of Shares to be distributed will be rounded down to the closest whole number and the remaining amount will be paid in cash.

5.02 Deferral Subaccounts:

Each Participant shall have one separate Deferral Subaccount for each calendar year’s deferral of Director Compensation made by the Participant under the Plan. A Participant’s deferral shall be credited to a Deferral Subaccount as soon as administratively practicable following the date the Director Compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals and the Company’s liability therefor. No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

5.03 Deferred Cree, Inc. Common Stock:

(a) General. Each of a Participant’s Deferral Subaccounts shall be deemed invested on a deferred basis in shares of Cree, Inc. Common Stock to the extent provided in Subsection (b) below. The Plan provides only for “phantom investments,” and therefore such investments are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of the Company’s liability to make deferred payments to or on behalf of the Participant.

(b) Deferred Cree, Inc. Common Stock.

(1) Director Compensation deferred into a Deferral Subaccount for a Fiscal Quarter shall be converted into deferred shares of Cree, Inc. Common Stock of the Company of equivalent value after The Nasdaq Stock Market closes on the first business day following the announcement of the Company’s earnings results for the immediately prior Fiscal Quarter (or Fiscal Year, in the case of the August announcement) by dividing the amount of Director Compensation to be paid in Shares by the Fair Market Value of a Share on the conversion date. If the resulting number of deferred shares is not a whole number, the number of deferred shares credited to the Deferral Subaccount will be rounded down to the closest whole number and the remaining amount will be credited to the Deferral Subaccount in cash.

(2) A Deferral Subaccount shall be credited with a number of deferred shares of Cree, Inc. Common Stock equal to the number of Shares that would have been paid as a Share dividend (if any) with respect to a number of actual Shares equal to the number of deferred shares of Cree Inc. Common Stock credited to the Deferral Subaccount on the record date for such Share dividend. However, if the number of deferred shares to be credited to the Deferral Subaccount on account of a Share dividend pursuant to the previous sentence is not a whole number, the number of deferred shares actually credited to the Deferral Subaccount will be rounded down to the closest whole number and an amount of cash equal to the Fair Market Value of the resulting fractional share on the payment date of such Share dividend will be credited to the Deferral Subaccount effective immediately after the close of The Nasdaq Stock Market on the Share dividend payment date.

(3) The amount of cash that would have been paid as a cash dividend (if any) with respect to a number of actual Shares equal to the number of deferred shares of Cree Inc. Common Stock credited to the Deferral Subaccount on the record date for such cash dividend shall be converted into deferred shares of Cree, Inc. Common Stock by dividing such amount by the Fair Market Value of a Share on the payment date of such cash dividend. The resulting number of deferred shares shall be credited to the Deferral Subaccount. However, if the resulting number of deferred shares is not a whole number, the number of deferred shares actually credited to the Deferral Subaccount will be rounded down to the closest whole number, and an amount of cash equal to the Fair Market Value of the resulting fractional deferred share on the payment date of such dividend will be credited to the Deferral Subaccount effective immediately after the close of The Nasdaq Stock Market on the cash dividend payment date.

(4) If Shares change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of deferred shares credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate. If such equitable adjustment would result in the Deferral Subaccount holding a number of deferred shares that is not a whole number, the number of deferred shares actually credited to the Deferral Subaccount will be rounded down to the closest whole number and an amount of cash equal to the Fair Market Value on the date of such stock split or other corporate change of the resulting fractional share will be credited to the Deferral Subaccount effective immediately after the close of The Nasdaq Stock Market on the date of such stock split or other corporate change.

(5) In no event will Shares actually be purchased or held under the Plan, and no Participant shall have any rights as a shareholder of the Company on account of an interest in deferred shares of Cree, Inc. Common Stock.

(c) Deferred Cree, Inc. Common Stock Restrictions. Notwithstanding the preceding provisions of this Section, the Plan Administrator may at any time alter the effective date of any investment or allocation involving deferred shares of Cree, Inc. Common Stock pursuant to Section 7.03(j) (relating to safeguards against insider trading). The Plan Administrator may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and other applicable law whenever the Plan Administrator determines that circumstances warrant. These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 7.07 (relating to compliance with Section 409A).

5.04 Vesting of a Participant’s Account:

A Participant’s interest in the value of his or her Account shall at all times be 100% vested and non-forfeitable.

ARTICLE VI—DISTRIBUTIONS

6.01 General:

(a) General Distribution Rules. A Participant’s Deferral Subaccount(s) shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). Distributions shall be made in Shares and in cash, as specified in Section 6.05 below. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.

(b) Shares Authorized for Issuance. Subject to adjustment as provided in Subsection (c) below, the aggregate number of Shares that may be issued to Participants under the Plan is one hundred thousand (100,000).

(c) Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (including unpaired shares replacing paired Shares); or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Plan Administrator, as determined to be necessary and appropriate, in the number of Shares that may be issued under the Plan as set forth in Subsection (b) above.

6.02 Distributions Based on Separation from Service:

(a) Lump Sum. If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Section 4.03, the Deferral Subaccount shall be paid in a lump sum on the date on which distribution is to be made pursuant to Section 4.03. For example, if the Participant elects to receive a lump sum payment on January 10th of the third Plan Year following the date of the Participant’s Separation from Service and the Participant Separates from Service on May 15, 2012, the Deferral Subaccount will be paid on January 10, 2015. The composition of the payment shall be determined pursuant to Section 6.05(a).

(b) Installments. If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.03, the first installment payment shall be paid on the date on which distribution is to commence pursuant to Section 4.03. Thereafter, installment payments shall continue on each successive January 10th in accordance with the schedule elected by the Participant for such Deferral Subaccount pursuant to Section 4.03, except as provided in Sections 6.03 and 6.04 (relating to distributions on account of death and Unforeseeable Emergency). For example, if the Participant elects to receive a three installment payments beginning on January 10th of the third Plan Year following the date of the Participant’s Separation from Service and the Participant Separates from Service on May 15, 2012, the Deferral Subaccount will be paid in installments on January 10, 2015, January 10, 2016 and January 10, 2017. The amount and composition of each installment shall be determined under Section 6.05(b). Notwithstanding the preceding provisions of this Subsection (b), if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Sections 6.03 (relating to a distribution on account of death), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Separation from Service shall instead be distributed in accordance with Section 6.03 (relating to distributions on account of death), but only to the extent it would result in an earlier distribution of the Participant’s Deferral Subaccounts in the case of Section 6.03.

(c) Key Employees. Notwithstanding Subsections (a) and (b) above, if the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then no portion of such Participant’s Account shall be paid, as a result of the Participant’s Separation from Service, earlier than the date that is six months after the date of the Participant’s Separation from Service. In such event:

(1) any lump sum payment that would otherwise have been paid during such six month period shall be distributed on the date that is six months after the date of the Participant’s Separation from Service; and

(2) any installment payment that would otherwise have been paid during such six month period shall be paid on the date that is six months after the date of the Participant’s Separation from Service, and the installment stream shall continue in accordance with the original installment payment schedule.

6.03 Distributions on Account of Death:

(a) General. Upon a Participant’s death, the Participant’s Account under the Plan shall be distributed in a single lump sum payment within 90 days following the date of the Participant’s death. If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the Participant’s deferral election that governs such payments until the time that the lump sum payment is due to be paid under the provisions of the preceding sentence of this Subsection. Immediately prior to the time that such lump sum payment is to be paid all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or continued installments, shall be paid to the Participant’s Beneficiary. If some but not all of the persons designated as Beneficiaries by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares.

(b) Beneficiary. If no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:

(1) if the Participant is married at the time of his or her death, all payments made pursuant to this Section shall be paid to the Participant’s spouse; and

(2) if the Participant is not married at the time of his or her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.

The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his or her primary residence at the time of death. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.

(c) Unforeseeable Emergency. Prior to the time the value of the Participant’s Account is distributed under this Section, the Participant’s Beneficiary may apply for a distribution under Section 6.06 (relating to a distribution on account of an Unforeseeable Emergency).

(d) Notice by Beneficiary. A Participant’s Beneficiary (or if there is no living Beneficiary, the administrator of the Participant’s estate) shall notify the Plan Administrator of the Participant’s death within 60 days following the date of the Participant’s death. If the Beneficiary fails to notify the Plan Administrator of the Participant’s death within 60 days following the date of the Participant’s death, neither the Company, the Board of Directors, the Compensation Committee of the Board of Directors, the Plan Administrator or any delegate thereof shall be responsible for any adverse tax treatment resulting from payment of the Participant’s Account after the date specified in Subsection (a) above.

(e) Claims for Benefits. Any claim to amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least 14 days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator or any other party acting for one or more of them.

6.04 Distributions on Account of Unforeseeable Emergency:

Prior to the time that an amount would become distributable under Sections 6.02 and 6.03, a Participant may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Plan Administrator from time to time, the Plan Administrator shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Plan Administrator determines that an Unforeseeable Emergency has occurred, the Participant shall receive a distribution from his or her Account on the date that such determination is finalized by the Plan Administrator. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the

Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.05 Amount and Composition of Distributions:

(a) Lump Sum Distributions. All Shares credited to the Deferral Subaccount on the business day immediately prior to the date of distribution will be distributed in Shares, and all cash credited to the Deferral Subaccount on the business day immediately prior to the date of distribution will be distributed in cash.

(b) Installment Distributions. The amount to be distributed in an installment distribution shall consist of (i) all cash credited to the Deferral Subaccount (determined before reduction of the Deferral Subaccount in accordance with the last sentence of this Section) on the business day immediately prior to the date of such installment distribution, and (ii) a number of Shares determined by dividing the number of Shares credited to the Deferral Subaccount (determined before reduction of the Deferral Subaccount in accordance with the last sentence of this Section) by the remaining number of installments to be paid with respect to the Deferral Subaccount. If the number of Shares to be distributed in an installment distribution is not a whole number, the number of Shares to be distributed will be rounded down to the closest whole number. In determining the amount credited to a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.04 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the amounts credited to the Participant’s Deferral Subaccount as of the close of the business day used for purposes of such installment (or partial distribution).

6.06 Potential Delays in Distribution:

The provisions of Sections 6.02(c) and 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

6.07 Actual Payment Date:

An amount payable on a date or event as provided in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the date or event occurs, or (b) the 15th day of the third calendar month following such date or event. In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

ARTICLE VII—PLAN ADMINISTRATION

7.01 Plan Administrator:

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. To the extent not already set forth in the Plan, any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.

7.02 Action:

Action by the Plan Administrator may be taken in accordance with legally permissible procedures adopted by the Plan Administrator from time to time or prescribed by the Company’s Law Department.

7.03 Powers of the Plan Administrator:

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

(a) to exercise its discretionary authority to construe, interpret, and administer the Plan;

(b) to exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by the Plan, and to maintain records regarding Participants’ Accounts;

(c) to compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d) to authorize all disbursements by the Company pursuant to the Plan;

(e) to maintain (or cause to be maintained) all the necessary records for administration of the Plan;

(f) to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g) to delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) to change the phantom investment to the extent provided in Article V;

(i) to hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j) notwithstanding any other provision of the Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator may take any action the Plan Administrator determines is necessary to ensure compliance with insider trading laws or any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of the Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04 Compensation, Indemnity and Liability:

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. No member of the Board of Directors (who serves as the Plan Administrator), and no individual acting as the delegate of the Board of Directors, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Board of Directors and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Board of Directors against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with the Plan out of his or her membership on the Board of Directors (or his or her serving as the delegate of the Board of Directors), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05 Withholding:

The Company shall withhold from amounts due under the Plan any amount necessary to enable the Company to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax provisions of the Code, by an applicable state’s income tax provisions, and by an applicable city’s, county’s or municipality’s earnings or income tax provisions. Further, the Company shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security and/or Medicare taxes which may be required with respect to amounts deferred or accrued by a Participant hereunder, as determined by the Company. In addition, to the extent required by Section 409A, amounts deferred under the Plan shall be reported to the Internal Revenue Service as provided by Section 409A, and any amounts that become taxable hereunder pursuant to Section 409A shall be reported as taxable compensation to the Participant as provided by Section 409A.

7.06 Section 16 Compliance:

In the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e) if it were approved by the Company’s Board of Directors or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Board of Directors, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

7.07 Conformance with Section 409A:

The Plan shall be operated at all times in accordance with the requirements of Section 409A. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VIII—CLAIMS PROCEDURE

8.01 Claims for Benefits:

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator, c/o Cree, Inc. Stock Plan Manager, 4600 Silicon Dr., Durham, North Carolina 27703, or such other address specified in writing by the Stock Plan Manager. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.02 Appeals of Denied Claims:

Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator at the address set forth in Section 8.01. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. If special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

ARTICLE IX—AMENDMENT AND TERMINATION

9.01 Amendment of Plan:

The Board of Directors of the Company has the right in its sole discretion to amend the Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Board of Directors. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

9.02 Termination of Plan:

(a) General. The Company expects to continue the Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State) by action of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company. Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If the Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Accounts will be distributed.

(b) Change in Control. This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company, all within the meaning of Section 409A (a “Change in Control”) by action of the Board of Directors of the Company, and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control.

ARTICLE X—MISCELLANEOUS

10.01 Limitation on Participant’s Rights:

Participation in the Plan does not give any Participant the right to be retained in the service of the Company. The Company reserves the right to terminate the service of any Participant without any liability for any claim against the Company under the Plan, except for a claim for payment of deferrals as provided herein.

10.02 ERISA:

For federal income tax purposes, the Plan is intended to be a nonqualified deferred compensation plan that is unfunded and unsecured. To the extent ERISA applies to the Plan, the Plan is intended to be exempt from ERISA coverage as a plan that solely benefits non-employees (or alternatively, a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees).

10.03 Unfunded Obligation of the Company:

The benefits provided by the Plan are unfunded. All amounts payable under the Plan to Participants are paid from the general assets of the Company. Nothing contained in the Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. No Participant, Beneficiary, or any other person shall have any property interest, legal or equitable, in any specific Company asset. The Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. No other Company affiliate guarantees or shares such obligation, and no other Company affiliate shall have any liability to the Participant or his or her Beneficiary.

10.04 Other Plans:

The Plan shall not affect the right of any Director or Participant to participate in and receive benefits under and in accordance with the provisions of any other Director compensation plans which are now or hereafter maintained by the Company, unless the terms of such other plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.05 Receipt or Release:

Any payment to a Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.06 Governing Law:

The Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.07 Gender, Tense and Examples:

In the Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.08 Successors and Assigns; Nonalienation of Benefits:

The Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Section 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company.

10.09 Facility of Payment:

Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE XI—AUTHENTICATION

The Plan was authorized, adopted and approved by the Company’s Board of Directors at its duly authorized meeting held on August 18, 2009.